Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2018 FIRST QUARTER RESULTS

GRAND RAPIDS, Mich., Apr. 23, 2018 - Independent Bank Corporation (NASDAQ: IBCP) reported first quarter 2018 net income of $9.2 million, or $0.42 per diluted share, versus net income of $6.0 million, or $0.28 per diluted share, in the prior-year period.  The first quarter of 2018, included a $1.5 million fair value increase due to price for capitalized mortgage loan servicing rights, $0.2 million in net securities losses and $0.2 million of merger related expenses.  Collectively, these items increased net income by $0.9 million, or $0.04 per diluted share.  Additionally, the reduction in the federal corporate income tax rate to 21% (that was effective Jan. 1, 2018) increased net income by approximately $0.07 per diluted share compared to the year ago period.

First quarter 2018 highlights include:

•	Net income and diluted earnings per share increases of 53.3% and 50.0%, respectively, over 2017;
•	Year-over-year and sequential quarterly increases in net interest income of $2.5 million and $0.6 million, respectively;
•	Net growth in total portfolio loans of $52.6 million, or 10.6% annualized;
•	A $1.6 million, or 15.8%, decline in non-performing assets.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report a solid start to 2018.  Strong loan growth, continued reductions in non-performing assets and a lower federal corporate income tax rate helped lead to a 53% increase in our net income.  Return on average assets and return on average equity reached 1.34% and 14.04%, respectively.  Net interest income and our net interest margin increased on both a sequential and year-over-year quarterly basis.  As previously announced, our acquisition of Traverse City State Bank (“TCSB”) was completed on April 1, 2018.  We are excited about this addition, and as we look ahead to the remainder of 2018, we are focused on the successful integration of TCSB, capitalizing on growth opportunities across our markets, stable to improving asset quality, and building core deposits.”

Operating Results

The Company’s net interest income totaled $23.9 million during the first quarter of 2018, an increase of $2.5 million, or 11.5%, from the year-ago period, and an increase of $0.6 million, or 2.7% from the fourth quarter of 2017.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.71% during the first quarter of 2018 compared to 3.69% in the year ago period, and 3.65% in the fourth quarter of 2017.  The year-over-year quarterly increase in net interest income is due to increases in both the net interest margin and in average interest-earning assets.  Total average interest-earning assets were $2.61 billion in the first quarter of 2018 compared to $2.37 billion in the year ago quarter and $2.57 billion in the fourth quarter of 2017.  Net interest income included net recoveries of interest on non-accrual or previously charged-off loans of $0.18 million in the first quarter of 2018 compared to $0.50 million in the year ago quarter and $0.19 million in the fourth quarter of 2017.

Non-interest income totaled $11.5 million and $10.3 million in the first quarters of 2018 and 2017, respectively.  This increase is primarily due to an increase in mortgage loan servicing income.  The Company adopted Financial Accounting Standards Board Accounting Standards Update 2014-09 “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”) on Jan. 1, 2018, using the modified retrospective approach.  Although ASU 2014-09 did not have any impact on Jan. 1, 2018 shareholders’ equity or first quarter 2018 net income, it did result in some classification changes in non-interest income and non-interest expense as compared to the prior year period.  Specifically, in the first quarter of 2018, interchange income and interchange expense each increased by $0.3 million and investment and insurance commissions (included in other non-interest income in the Consolidated Statements of Operations) and compensation and employee benefits expense each decreased by $0.2 million, due to classification changes under ASU 2014-09.

Gains on mortgage loans were unchanged at $2.6 million in the first quarters of 2018 and 2017, as an increase in mortgage loan sales volume was offset by compression in the profit margin.  Mortgage loan origination volume was up 0.6% to $159.0 million in the first quarter of 2018 compared to the year ago period.

Mortgage loan servicing generated income of $2.2 million and $0.8 million in the first quarters of 2018 and 2017, respectively.  This activity is summarized in the following table:

	Three Months Ended
	03/31/2018	03/31/2017
Mortgage loan servicing:	(Dollars in thousands)
Revenue, net	$1,192	$1,089
Fair value change due to price	1,458	145
Fair value change due to pay-downs	(429)	(409)
Total	$2,221	$825

The significant variance in the fair value change due to price relates primarily to the rise in mortgage loan interest rates in the first quarter of 2018.  That increase reduced projected prepayment rates for mortgage loans serviced for others, leading to an increase in fair value.

Non-interest expense totaled $23.9 million in the first quarter of 2018, compared to $23.6 million in the year-ago period, representing an increase of 1.6%.

The Company recorded an income tax expense of $2.0 million and $2.6 million in the first quarters of 2018 and 2017, respectively.  Income tax expense represented 18.2% and 30.5% of pre-tax earnings in the first quarters of 2018 and 2017, respectively.  The decline in income tax expense is primarily due to a reduction in the statutory federal corporate income tax rate to 21% (from 35%) that became effective on Jan. 1, 2018.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “We continue to make progress in further improving asset quality, as evidenced by a decline in non-performing assets.  In addition, thirty- to eighty-nine day delinquency rates at Mar. 31, 2018 were 0.005% for commercial loans and 0.39% for mortgage and consumer loans.  These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	3/31/2018	12/31/2017	3/31/2017
	(Dollars in Thousands)
Commercial	$439	$646	$1,325
Consumer/installment	605	543	829
Mortgage	5,585	6,995	6,860
Total	$6,629	$8,184	$9,014
Ratio of non-performing loans to total portfolio loans	0.32%	0.41%	0.54%
Ratio of non-performing assets to total assets	0.30%	0.35%	0.55%
Ratio of the allowance for loan losses to non-performing loans	348.03%	275.99%	222.30%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans decreased by $1.6 million, or 19.0%, since year-end 2017.  The decline in non-performing loans primarily reflects loan charge-offs, pay-offs, negotiated transactions and the migration of loans into other real estate (“ORE”).  ORE and repossessed assets totaled $1.6 million at both Mar. 31, 2018 and at Dec. 31, 2017.

The provision for loan losses was an expense of $0.3 million and a credit of $0.4 million in the first quarters of 2018 and 2017, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  The Company recorded loan net recoveries of $0.2 million [(0.03)% annualized of average loans] in the first quarter of 2018, compared to loan net recoveries of $0.2 million [(0.04)% annualized of average loans] in the first quarter of 2017.  At Mar. 31, 2018, the allowance for loan losses totaled $23.1 million, or 1.11% of portfolio loans, compared to $22.6 million, or 1.12% of portfolio loans, at Dec. 31, 2017.

Balance Sheet, Liquidity and Capital

Total assets were $2.79 billion at Mar. 31, 2018, an increase of $3.8 million from Dec. 31, 2017.  Loans, excluding loans held for sale, were $2.07 billion at Mar. 31, 2018, compared to $2.02 billion at Dec. 31, 2017.  Deposits totaled $2.43 billion at Mar. 31, 2018, an increase of $29.9 million from Dec. 31, 2017.  The increase in deposits is primarily due to growth in savings and interest-bearing checking account balances.

Cash and cash equivalents totaled $42.4 million at Mar. 31, 2018, versus $54.7 million at Dec. 31, 2017. Securities available for sale totaled $489.1 million at Mar. 31, 2018, versus $522.9 million at Dec. 31, 2017.

Total shareholders’ equity was $267.9 million at Mar. 31, 2018, or 9.59% of total assets.  Tangible common equity totaled $266.4 million at Mar. 31, 2018, or $12.46 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	3/31/2018	12/31/2017	Well Capitalized Minimum

Tier 1 capital to average total assets	10.01%	9.78%	5.00%
Tier 1 common equity to risk-weighted assets	13.25%	12.95%	6.50%
Tier 1 capital to risk-weighted assets	13.25%	12.95%	8.00%
Total capital to risk-weighted assets	14.40%	14.10%	10.00%

Share Repurchase Plan

As previously announced, on Jan. 22, 2018, the Board of Directors of the Company authorized a share repurchase plan.  Under the terms of the share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock.    The repurchase plan is authorized to last through Dec. 31, 2018.  Thus far in 2018, the Company has not repurchased any shares.

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Monday, Apr. 23, 2018.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following URL:  https://services.choruscall.com/links/ibcp180423.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10117933). The replay will be available through Apr. 30, 2018.

Annual Shareholders Meeting

The Company’s 2018 Annual Meeting of Shareholders is being held at 3:00 pm ET on Tuesday, Apr. 24, 2018.  The Company will be conducting its Annual Meeting of Shareholders by means of remote communication via the Internet.  To attend the meeting, please log on to the Internet at www.virtualshareholdermeeting.com/IBCP2018.  At this site a shareholder will be able to vote electronically and submit questions during the meeting.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.8 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements that are not historical facts, including statements about our expectations, beliefs, plans, strategies, predictions, forecasts, objectives, or assumptions of future events or performance, may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “expects,” “can,” “could,” “may,” “predicts,” “potential,” “opportunity,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “seeks,” “intends” and similar words or phrases. Accordingly, these statements involve estimates, known and unknown risks, assumptions, and uncertainties that could cause actual strategies, actions, or results to differ materially from those expressed in them, and are not guarantees  of timing, future results, events, or performance. Because forward-looking statements are necessarily only estimates of future strategies, actions, or results, based on management’s current expectations, assumptions, and estimates on the date hereof, there can be no assurance that actual strategies, actions or results will not differ materially from expectations. Therefore, readers are cautioned not to place undue reliance on such statements.  Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies.

In addition, factors that may cause actual results to differ from expectations regarding the April 1, 2018 acquisition of TCSB Bancorp, Inc. include, but are not limited to, the reaction to the transaction of the companies’ customers, employees and counterparties; customer disintermediation; inflation; expected synergies, cost savings and other financial benefits of the transaction might not be realized within the expected timeframes or might be less than projected; credit and interest rate risks associated with the parties' respective businesses, customers, borrowings, repayment, investment, and deposit practices; general economic conditions, either nationally or in the market areas in which the parties operate or anticipate doing business, are less favorable than expected; new regulatory or legal requirements or obligations; and other risks.

Certain risks and important factors that could affect Independent Bank Corporation's future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31, 2018	December 31, 2017
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$29,126	$36,994
Interest bearing deposits	13,250	17,744
Cash and Cash Equivalents	42,376	54,738
Interest bearing deposits - time	1,738	2,739
Equity securities at fair value	301	-
Trading securities	-	455
Securities available for sale	489,119	522,925
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,543	15,543
Loans held for sale, carried at fair value	34,148	39,436
Loans
Commercial	857,417	853,260
Mortgage	888,910	849,530
Installment	325,108	316,027
Total Loans	2,071,435	2,018,817
Allowance for loan losses	(23,071)	(22,587)
Net Loans	2,048,364	1,996,230
Other real estate and repossessed assets	1,647	1,643
Property and equipment, net	38,809	39,149
Bank-owned life insurance	54,353	54,572
Deferred tax assets, net	13,715	15,089
Capitalized mortgage loan servicing rights	17,783	15,699
Other intangibles	1,500	1,586
Accrued income and other assets	33,723	29,551
Total Assets	$2,793,119	$2,789,355

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$774,046	$768,333
Savings and interest-bearing checking	1,100,505	1,064,391
Reciprocal	63,012	50,979
Time	377,663	374,872
Brokered time	115,175	141,959
Total Deposits	2,430,401	2,400,534
Other borrowings	27,847	54,600
Subordinated debentures	35,569	35,569
Accrued expenses and other liabilities	31,385	33,719
Total Liabilities	2,525,202	2,524,422

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,374,816 shares at March 31, 2018 and 21,333,869 shares at December 31, 2017	324,517	324,986
Accumulated deficit	(48,098)	(54,054)
Accumulated other comprehensive loss	(8,502)	(5,999)
Total Shareholders’ Equity	267,917	264,933
Total Liabilities and Shareholders’ Equity	$2,793,119	$2,789,355

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$23,353	$22,643	$19,858
Interest on securities
Taxable	2,635	2,628	2,754
Tax-exempt	479	522	455
Other investments	330	233	312
Total Interest Income	26,797	26,026	23,379
Interest Expense
Deposits	2,287	2,021	1,443
Other borrowings and subordinated debentures	574	689	470
Total Interest Expense	2,861	2,710	1,913
Net Interest Income	23,936	23,316	21,466
Provision for loan losses	315	393	(359)
Net Interest Income After Provision for Loan Losses	23,621	22,923	21,825
Non-interest Income
Service charges on deposit accounts	2,905	3,208	3,009
Interchange income	2,246	2,154	1,922
Net gains (losses) on assets
Mortgage loans	2,571	2,876	2,571
Securities	(173)	198	27
Mortgage loan servicing, net	2,221	979	825
Other	1,755	2,029	1,985
Total Non-interest Income	11,525	11,444	10,339
Non-Interest Expense
Compensation and employee benefits	14,280	13,985	14,147
Occupancy, net	2,264	2,070	2,142
Data processing	1,878	1,987	1,937
Furniture, fixtures and equipment	967	927	977
Communications	680	638	683
Loan and collection	677	666	413
Interchange expense	598	287	283
Advertising	441	354	506
Legal and professional	378	516	437
FDIC deposit insurance	230	286	198
Merger related expenses	174	284	-
Credit card and bank service fees	96	97	191
Net (gains) losses on other real estate and repossessed assets	(290)	(738)	11
Other	1,574	1,777	1,644
Total Non-interest Expense	23,947	23,136	23,569
Income Before Income Tax	11,199	11,231	8,595
Income tax expense	2,038	9,520	2,621
Net Income	$9,161	$1,711	$5,974
Net Income Per Common Share
Basic	$0.43	$0.08	$0.28
Diluted	$0.42	$0.08	$0.28

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$23,936	$23,316	$22,912	$21,492	$21,466
Provision for loan losses	315	393	582	583	(359)
Non-interest income	11,525	11,444	10,304	10,446	10,339
Non-interest expense	23,947	23,136	22,616	22,761	23,569
Income before income tax	11,199	11,231	10,018	8,594	8,595
Income tax expense	2,038	9,520	3,159	2,663	2,621
Net income	$9,161	$1,711	$6,859	$5,931	$5,974

Basic earnings per share	$0.43	$0.08	$0.32	$0.28	$0.28
Diluted earnings per share	0.42	0.08	0.32	0.27	0.28
Cash dividend per share	0.15	0.12	0.10	0.10	0.10

Average shares outstanding	21,364,708	21,332,053	21,334,247	21,331,363	21,308,396
Average diluted shares outstanding	21,674,375	21,661,133	21,651,963	21,646,941	21,638,768

Performance Ratios
Return on average assets	1.34%	0.25%	1.01%	0.92%	0.95%
Return on average common equity	14.04	2.51	10.27	9.15	9.63
Efficiency ratio (1)	66.72	66.14	67.38	70.29	73.29

As a Percent of Average Interest-Earning Assets (1)
Interest income	4.15%	4.07%	4.05%	3.94%	4.02%
Interest expense	0.44	0.42	0.39	0.34	0.33
Net interest income	3.71	3.65	3.66	3.60	3.69

Average Balances
Loans	$2,062,847	$2,006,207	$1,911,635	$1,782,953	$1,690,003
Securities available for sale	500,599	532,202	565,546	592,594	599,451
Total earning assets	2,611,890	2,574,779	2,522,060	2,423,283	2,371,705
Total assets	2,776,986	2,742,761	2,697,362	2,598,605	2,559,487
Deposits	2,417,906	2,340,593	2,315,806	2,239,605	2,233,853
Interest bearing liabilities	1,724,153	1,680,917	1,664,734	1,595,984	1,574,306
Shareholders' equity	264,584	270,099	265,074	260,095	251,566

End of Period
Capital
Tangible common equity ratio	9.54%	9.45%	9.67%	9.79%	9.78%
Average equity to average assets	9.53	9.85	9.83	10.01	9.83
Tangible common equity per share of common stock	$12.46	$12.34	$12.47	$12.22	$11.89
Total shares outstanding	21,374,816	21,333,869	21,332,317	21,334,740	21,327,796

Selected Balances
Loans	$2,071,435	$2,018,817	$1,937,094	$1,811,677	$1,670,747
Securities available for sale	489,119	522,925	548,865	583,725	608,964
Total earning assets	2,625,534	2,617,204	2,568,554	2,486,518	2,411,369
Total assets	2,793,119	2,789,355	2,753,446	2,665,367	2,596,482
Deposits	2,430,401	2,400,534	2,343,761	2,246,219	2,263,059
Interest bearing liabilities	1,719,771	1,722,370	1,701,624	1,646,599	1,597,417
Shareholders' equity	267,917	264,933	267,710	262,453	255,475

(1)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 21% in 2018 and 35% in 2017.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation

Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,
	2018	2017
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent ("FTE")

Net interest income	$23,936	$21,466
Add: taxable equivalent adjustment	128	261
Net interest income - taxable equivalent	$24,064	$21,727
Net interest margin (GAAP) (1)	3.69%	3.67%
Net interest margin (FTE) (1)	3.71%	3.69%

(1)	Annualized

Tangible Common Equity Ratio
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
	(Dollars in thousands)
Common shareholders' equity	$267,917	$264,933	$267,710	$262,453	$255,475
Less:
Goodwill	-	-	-	-	-
Other intangible assets	1,500	1,586	1,673	1,759	1,845
Tangible common equity	$266,417	$263,347	$266,037	$260,694	$253,630

Total assets	$2,793,119	$2,789,355	$2,753,446	$2,665,367	$2,596,482
Less:
Goodwill	-	-	-	-	-
Other intangible assets	1,500	1,586	1,673	1,759	1,845
Tangible assets	$2,791,619	$2,787,769	$2,751,773	$2,663,608	$2,594,637

Common equity ratio	9.59%	9.50%	9.72%	9.85%	9.84%
Tangible common equity ratio	9.54%	9.45%	9.67%	9.79%	9.78%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$267,917	$264,933	$267,710	$262,453	$255,475
Tangible common equity	$266,417	$263,347	$266,037	$260,694	$253,630
Shares of common stock outstanding (in thousands)	21,375	21,334	21,332	21,335	21,328

Common shareholders' equity per share of common stock	$12.53	$12.42	$12.55	$12.30	$11.98
Tangible common equity per share of common stock	$12.46	$12.34	$12.47	$12.22	$11.89

The tangible common equity ratio removes the effect of intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of intangible assets from common shareholders’ equity per share of common stock.